Marina Biotech Appoints Chief Commercial Officer

to Lead Sales and Marketing of Prestalia®

Company to narrow its business focus to pain and hypertension; Company plans to sell or divest the oligonucleotide therapeutic assets.

CITY OF INDUSTRY, CA – Jun 26, 2017 – Marina Biotech, Inc. (OTCQB: MRNA), a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for hypertension, arthritis, pain and oncology, announced today that Erik Emerson will join the company in the newly created role of Chief Commercial Officer, effective immediately.

Mr. Emerson most recently served as the President and Chief Executive Officer of Symplmed Pharmaceuticals, which he had founded in 2013. He had led Symplmed to the submission, approval and commercial launch of Prestalia®, and to the eventual sale of such assets to Marina Biotech in June 2017. He also spearheaded the development and launch of Symplmed’s DyrctAxess technology, a patented software designed to manage prescription fulfillment and patient monitoring. DyrctAxess has demonstrated a significant impact on patient conversion to treatment, long-term compliance and overall patient retention. Prior to founding Symplmed, Mr. Emerson served as the head of Commercial Development at XOMA from 2010 to 2013; and as Director of Marketing at Gilead Sciences from 2007 to 2010. He began his career at King Pharmaceuticals in sales, sales training and marketing. Mr. Emerson graduated from the University of Oregon with a Bachelor of Arts in Political Science with a specialization in Administration and Organization.

“We are thrilled to have Erik join the Marina Biotech team to establish a sales and marketing capability for Prestalia. In addition, he will play a key role in developing the commercial strategies for our other therapies if they receive regulatory approvals,” stated Joseph Ramelli, CEO of Marina Biotech. “Our recent acquisition of the FDA approved therapy Prestalia represents a large and attractive market opportunity for Marina, which made finding the right Chief Commercial Officer essential. I am confident that Erik is that person.”

Mr. Emerson stated, “The opportunity to work with the leadership at Marina on a new vision for growing sales of Prestalia is exciting, as it is a rare chance to grow the market for a tremendous new product such as this. I am equally excited to be contributing to the transition of Marina into a strong and growing commercial organization. There are several promising therapies in our clinical pipeline that, if they are approved by the FDA, we could bring to market using the sales and marketing platforms being developed for Prestalia.”

Dr. Trieu, Marina Chairman, stated, “Currently available branded combinations of perindopril and amlodipine, including Prestalia, have worldwide sales of approximately $307 million according to IMS data. Therefore Prestalia will serve as a strong anchor around which we can build a new Marina. In our effort to focus and revitalize our company as well as increase shareholder value we intend to explore appropriate opportunities to divest our oligotherapeutics assets through either a spin off to our shareholders or the sale of, or the grant of licenses to, our assets related to these technologies.”

As a result of the commercial sales opportunities now available to Marina following the acquisition of Prestalia, the company’s management team has decided to narrow the focus of its business to commercialization of Prestalia and development of a next generation celecoxib as a substitute for opioids as well as an anticancer agent. This focus will allow the company to reduce its near-term capital requirements. This is reflected by the company website which recently has been relaunched at www.marinabio.com.

Mr. Ramelli continued, “Upon completing a review of our business objectives, we decided to focus our attention and resources on the programs and activities that will deliver the greatest value to stockholders in the shortest period of time.”

About Prestalia®

Prestalia contains perindopril arginine, an ACE inhibitor, and amlodipine, a dihydropyridine calcium channel blocker, and is indicated for the treatment of hypertension to lower blood pressure. Prestalia may be used in patients whose blood pressure is not adequately controlled on monotherapy. Prestalia may be used as initial therapy in patients likely to need multiple drugs to achieve blood pressure goals. Lowering blood pressure reduces the risk of fatal and nonfatal cardiovascular events, primarily strokes and myocardial infarctions. These benefits have been seen in controlled trials of antihypertensive drugs from a wide variety of pharmacologic classes, including amlodipine and the ACE inhibitor class to which perindopril principally belongs.

About Marina Biotech

Marina Biotech’s a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for hypertension, arthritis, pain and oncology. The company is developing and commercializing late stage, non-addictive pain therapeutics. The company’s ‘next-generation of celecoxib,’ including IT-102 and IT-103, are designed to control the dangerous side-effect of edema that prohibits the drug from being prescribed at higher doses. These have the potential of replacing opioids and combatting the opioid epidemic. The company commercial product Prestalia is approved by US FDA for the treatment of hypertension and being commercialized through the DyrctAxess platform. Additional information about Marina Biotech is available at http://www.marinabio.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to successfully integrate its business operations with those of IthenaPharma; (ii) the ability of Marina Biotech to obtain funding to support its clinical development; (iii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iv) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (v) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (vi) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent filings with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

PR Contact

Falguni Trieu

Email: ftrieu@marinabio.com